SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
August 20, 2007
FIDELITY SOUTHERN CORPORATION
(Exact name of registrant as specified in its charter)

Georgia	No. 000-22374	No. 58-1416811

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
3490 Piedmont Road, Suite 1550
Atlanta, Georgia 30305

(Address of principal executive offices)
Registrant’s telephone number, including area code:
(404) 639-6500
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
The information required by this item is incorporated herein by reference to the disclosures under Item 2.03 below.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
On August 20, 2007, Fidelity Southern Corporation (“Fidelity”) completed a private placement of $20,000,000 of trust preferred securities through a newly formed Delaware trust subsidiary, Fidelity Southern Statutory Trust III (the “Trust”), issued pursuant to an Amended and Restated Declaration of Trust, dated August 20, 2007, between Fidelity, Wilmington Trust Company and the trust administrators. The trust preferred securities mature September 15, 2037, are redeemable at Fidelity’s option at par beginning after five years and bear interest until September 15, 2012 at a fixed rate per annum of 6.62% and thereafter at a variable rate per annum equal to the three-month LIBOR plus 1.40%. Under applicable regulatory guidelines, the trust preferred securities qualify as Tier 1 or Tier 2 capital, subject to certain limitations. All of the common securities of the Trust are held by Fidelity.
The proceeds from the sale of the trust preferred securities were used by the Trust to purchase $20,000,000 in aggregate principal amount of Fidelity’s fixed/floating rate junior subordinated deferrable interest debentures. The net proceeds to Fidelity from the sale of the debentures to the Trust will be used for general corporate purposes.
The debentures were issued pursuant to an Indenture, dated August 20, 2007 between Fidelity, as issuer, and Wilmington Trust Company, as trustee (the “Indenture”). Like the trust preferred securities, the debentures bear interest until September 15, 2012 at a fixed rate per annum of 6.62% and thereafter at a variable rate per annum equal to the three-month LIBOR plus 1.40%. The interest payments on the debentures will be used to pay the quarterly distributions payable by the Trust to the holders of the trust preferred securities. However, so long as no event of default has occurred under the debentures, Fidelity may defer interest payments on the debentures (in which case the Trust will also defer distributions otherwise due on the trust preferred securities) for up to 20 consecutive quarters.
The debentures are subordinated to the prior payment of any other indebtedness that, by its terms, is not similarly subordinated. The debentures will be recorded as a long-term liability on Fidelity’s balance sheet; however, for regulatory purposes the trust preferred securities will be treated as Tier 1 or Tier 2 capital.
The debentures mature on September 15, 2037 but may be redeemed at Fidelity’s option and with regulatory approval at any time on or after September 15, 2012 or at any time upon certain events, such as a change in the regulatory capital treatment of the trust preferred securities, the Trust being deemed an investment company or the occurrence of certain adverse tax events. The redemption price for the debentures is equal to 100% of the aggregate principal amount, plus accrued and unpaid interest, if any. Upon any redemption of the debentures, the Trust will redeem a like amount of the trust preferred securities.
Fidelity also entered into a Guarantee Agreement, dated August 20, 2007, pursuant to which it agreed to guarantee the payment by the Trust of distributions on the trust preferred securities, and the payment of principal of the trust preferred securities when due, either at maturity or upon redemption, but only if and to the extent that the Trust fails to pay distributions on or principal of the trust preferred securities after having received interest payments or principal payments on the notes from Fidelity for the purpose of paying those distributions or the principal amount of the trust preferred securities.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Declaration of Trust, dated August 20, 2007, by and among Fidelity, Wilmington Trust Company and the trust administrators

4.2	Indenture, dated August 20, 2007, by and between Fidelity and Wilmington Trust Company

4.3	Guarantee Agreement, dated August 20, 2007, by and between Fidelity and Wilmington Trust Company

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ B. Rodrick Marlow

B. Rodrick Marlow Chief Financial Officer

August 23, 2007